                                                                    Exhibit 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement (this "Agreement"), is made this 15th day of December, 2003 with certain changes to be effective upon the effective date (the "Effective Date") of the registration statement registering under the Securities Act of 1933 the initial public offering (the "Initial Public Offering") of the common stock of ProCentury Corporation (the "Company"), by and between the Company and Edward F. Feighan ("Executive").(1)

                                    RECITALS

         Whereas, the Company desires to employ Executive as its Chief Executive Officer and President as well as the Chairman of the Board of Directors of the Company, and Executive desires to be so employed under the terms and conditions hereinafter set forth for a period through at least the second anniversary of the Effective Date.

                             STATEMENT OF AGREEMENT

         Now, therefore, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

                                   SECTION 1
                              EMPLOYMENT AND DUTIES

         1.1 DUTIES AND POSITION. During the term of this Agreement, Executive shall provide services to the Company in accordance with this Agreement in the capacities of Chief Executive Officer and President of the Company as well as the Chairman of the Board of Directors of the Company (the "Board") and as an executive officer, in the capacities identified on Exhibit A, of one or more Affiliates (as that term is defined in Section 5.4) of the Company; provided, however, that at the request of the Board at any time and from time to time, Executive shall serve in such other capacity or capacities, of at least equal standing and dignity as Chief Executive Officer and President of the Company as well as the Chairman of the Board and, with respect to any Affiliate of the Company, of at least equal standing and dignity as the positions identified on Exhibit A; and provided further that Executive shall serve as chief executive officer of any Affiliate of the Company that is required to file periodic reports pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("the Exchange Act") and of any Affiliate that, as a result of any reorganization involving the Company, is an entity controlling the Company or the assets or operations that were the Company's immediately prior to such reorganization. Executive shall report directly to the Board and shall perform such duties and responsibilities consistent with his positions as shall be assigned to him by the Board. Executive shall serve as director of the board of directors of each operating subsidiary that is an Affiliate controlled by the Company.

-----------------------
(1) Sections 2.2 and 2.3 shall have no force or effect until the Effective Date.

         1.2 STANDARD OF PERFORMANCE. Executive shall faithfully perform the duties assigned to him pursuant to this Agreement. Executive agrees to abide by the Company's rules, regulations, policies and practices as they are presently in force and as they may be revoked, adopted or modified at any time and from time to time during the term of this Agreement.

         1.3 TIME DEVOTED TO THE COMPANY. Executive shall be required to devote substantially full time and attention to his duties under this Agreement. Subject to the obligations of Executive pursuant to Section 4.5 hereof and the immediately preceding sentence, Executive may engage in any other activity, whether for pecuniary gain or not, which does not materially interfere with his obligations under this Agreement.

                                   SECTION 2
                            COMPENSATION AND BENEFITS

         2.1 BASE SALARY. The Company agrees to pay or cause to be paid to Executive for Executive's services during the term of this Agreement an annual base salary at the gross rate prior to all taxes and other withholdings of not less than $284,000.00(2).(3) The base salary will be subject to annual review and may be adjusted from time to time under the direction of the Board (or, if the Board so directs, its Compensation Committee) considering factors such as Executive's performance, compensation of similar executives of similarly sized companies and other pertinent factors (the "Base Salary"). The Base Salary shall be payable to Executive in accordance with the then current payment policies of the Company for its employees.

         2.2 PERFORMANCE BASED INCENTIVE BONUS. Executive shall be entitled to an annual performance based cash incentive bonus in an amount up to 50 percent of the Base Salary (the "Bonus"). The Bonus shall be earned and paid in accordance with the Company's performance based incentive compensation plan (the "Incentive Plan"); provided, however, that with respect to Executive, the "Performance Period" shall be the calendar year beginning with the 2004 calendar year and continuing for each calendar year thereafter, and the Performance Goals for each Performance Period shall include maintaining, to the extent within the control of the Company's management, the Company's rating by A.M. Best Company (which is currently A-). A copy of the Performance Goals as so established shall be provided to Executive. The Bonus shall be payable as provided in the Incentive Plan. The Performance Goals for 2004 shall be as set forth in Exhibit
B. Notwithstanding the forgoing, with the express approval by the Board after review of Executive's performance for the Performance Period, the actual amount of Incentive Award may exceed 50 percent of the Base Salary for such Performance Period,

-----------------------
(2) Increased by an amount to reimburse Executive for the annual cost of the leased automobile and country club dues currently being paid by the Company that Executive agrees to assume and pay out of his Base Salary hereafter.

(3) Until the Effective Date, each Executive will remain at his current base salary. If and when the Initial Public Offering becomes effective prior to January 1, 2005, the base salary will become as stated herein, and the difference between the base salary as stated herein and the actual base salary paid for the period prior to the Effective Date shall be paid as soon as possible after the Effective Date.

provided that the amount of any such excess shall be paid in shares of Stock or other property having a Fair Market Value equal to such excess.(4)

         2.3 STOCK OPTIONS AND RESTRICTED STOCK. The Company shall grant to Executive effective as of the Effective Date non-qualified stock options (to be known as the "IPO Options") to purchase, and awards of restricted stock (to be known as the "IPO Restricted Stock") for, an aggregate number of shares of the Company's no par value common stock equal to 0.65 percent of the Shares that will be outstanding immediately following the Effective Date, with 70 percent of such Shares (rounded to the nearest 100 and being an estimated 36,400 Shares) being in the form of Stock Options and 30 percent of such Shares (rounded to the nearest 100 and being an estimated 15,600 Shares) being in the form of Restricted Stock under the Company's 2003 Stock Option and Award Plan (the "Stock Option Plan"). The IPO Options shall be at an exercise price equal to the fair market value of the Shares as determined by the offering price in the Initial Public Offering. The Shares subject to the IPO Options shall vest over three years of service and the shares of IPO Restricted Stock shall vest over four years of service after the Effective Date. The grant of the IPO Options and the IPO Restricted Stock and the exercise of the IPO Options shall be subject to all of the terms and conditions of the Stock Option Plan. Notwithstanding the forgoing, to the extent not contrary to applicable law, all of the IPO Options shall become fully vested and remain exercisable pursuant to their respective terms for the remainder of their respective Exercise Periods , and all unvested Shares, if any, of the IPO Restricted Stock shall become fully vested, effective upon termination of Executive's employment by reason of death, discharge by the Company pursuant to 3.4(a) other than for Cause, resignation by Executive pursuant to Section 3.4(b) for Good Reason, termination by resignation or discharge for any reason other than Cause upon or after a Change in Control, or "retirement" or "disability" within the meaning of the Stock Option Plan; and all options granted after or in addition to the IPO Options, all shares of Restricted Stock awarded after or in additional to the IPO Restricted Stock, and any and all other awards to Executive pursuant to the Stock Option Plan shall be subject to such terms and conditions as shall be determined at the time of any such award under the direction of the Board pursuant to the Stock Option Plan. The Company shall exercise best efforts to register with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the issuance of shares of stock issued pursuant to the Stock Option Plan and to satisfy the current public information requirements of Rule 144(c) for purpose of allowing Executive to resell such shares. (5)

         2.4 BENEFITS. In addition to the compensation to be paid under this Agreement, the Company shall provide to, or for the benefit of, Executive the following employee benefits:

         (a) Participation in retirement or welfare benefit plans, if any, which are made available from time to time to the salaried employees of the Company or its Affiliates, to the extent that Executive is eligible to participate therein pursuant to the terms and conditions of such plans.

-----------------------
(4) This provision shall have no force or effect until the Effective Date. Until then, Executive shall be entitled to an annual bonus pursuant to the current bonus plan

(5) This provision shall have no force or effect until the Effective Date.

         (b) Participation in health, disability and other insurance plans, if any, which are made available from time to time to the salaried employees of the Company or its Affiliates, to the extent that Executive is eligible to participate therein pursuant to the terms and conditions of such plans.

         (c) At the option of Executive, (1) whole life insurance on the life of Executive in an amount equal to 2.5 times Executive's Base Salary, the premiums for which shall be timely paid by the Company for so long as Executive remains employed with the duties and position described in Section 2.1, provided that Executive is insurable at reasonable prevailing rates; or (2) additional benefits specified by Executive at an annual cost to the Company equal to the annual premium that would otherwise be payable for such life insurance. If Executive is not insurable at reasonable prevailing rates, then the Company shall not be obligated to provide life insurance coverage pursuant to Section 2.4(c)(1), but shall be obligated to provide additional benefits pursuant to Section 2.4(c)(2) at an annual cost to the Company equal to such reasonable prevailing rates. The beneficiary of the life insurance policy covering the life of Executive (the "Policy") shall be Executive's spouse or such other person(s) as Executive shall designate in writing to the insurance company. The owner of the Policy shall be the Company. The Company shall not borrow against the cash surrender value of such Policy nor cause the value thereof to become subject to any lien. If Executive's employment is terminated pursuant to Section 3.3, 3.4(a), 3.5(a), 3.5(b), of this Agreement, or "Qualified Retirement" as defined in the Incentive Plan, Executive shall have the election, at his option, to require the Company (A) to assign the Policy to Executive, provided that Executive shall be responsible for paying or reimbursing the Company for all premiums and other policy charges which are or become due and payable, in the case of terminations pursuant to Section 3.3 or 3.5(a), unless otherwise agreed, on or after the date of termination of Executive's employment, and in the case of terminations pursuant to Section 3.4(a) or 3.5(b) or "Qualified Retirement" as defined in the Incentive Plan, on or after the date that severance benefits cease to be payable pursuant to Section 3.6(c), or (B) to cancel the Policy or to permit it to lapse, and to pay the cash value of the Policy, in the case of terminations pursuant to Section 3.3 or 3.5(a), unless otherwise agreed, as of Executive's date of termination to Executive, and in the case of terminations pursuant to
                  Section 3.4(a) or 3.5(b) or "Qualified Retirement" as defined in the Incentive Plan, as of the date that severance benefits cease to be payable pursuant to Section 3.6(c); provided, however, that if it is determined by the Company upon the advice of legal counsel that this election would be an extension of credit in the form of a personal loan within the meaning of section 13(k) of the Exchange Act, the election provided in this sentence shall be null and void. The option granted by Section 2.4(c) may be exercised at one or more times during the term of Executive's employment, with Executive having the right to select either the insurance or additional benefit, so long as the total cost to the Company during each year and in the aggregate does not exceed the cost that the Company would have realized had Executive elected whole life insurance at the time of the Effective Date. (6)

         (d) Sick leave in accordance with the policies of the Company in effect from time to time.

         (e) Reasonable vacation time consistent with past practice or as otherwise approved by the President for other officers or by the Board.

         (f) Such other benefits as may be approved by the Board or appropriate oversight committee of the Board on a case-by-case basis for proper business purpose.

         2.5 REIMBURSEMENT OF BUSINESS EXPENSES. Executive shall be entitled to receive reimbursement for, or payment of, the legitimate business expenses incurred by Executive on behalf of the Company in accordance with the Company policy in effect from time to time, including meals, lodging, transportation and other travel expenses.

                                   SECTION 3
                         TERM OF AGREEMENT; TERMINATION

         3.1 TERM. This Agreement shall become effective on the date first written above and shall continue in force until terminated in accordance with this Section 3. Executive's employment with the Company pursuant to this Agreement shall terminate concurrently with the termination of this Agreement.

         3.2 TERMINATION UPON DEATH. Executive's employment under this Agreement shall terminate automatically upon the death of Executive.

         3.3 TERMINATION BY MUTUAL AGREEMENT. This Agreement may terminate at any time upon the mutual agreement of the Company and Executive.

         3.4      TERMINATION BY THE COMPANY.

         (a) The Company may terminate Executive's employment under this Agreement at any time, without Cause (as defined in Section 3.4(c)), upon thirty
(30) days prior written notice of termination to Executive. The Company, in its sole discretion but without derogation to any rights of Executive under Section 2, may place Executive on administrative leave during the thirty (30) day notice period.

         (b) The Company may terminate Executive's Employment under this Agreement with Cause immediately upon written notice of termination to Executive, unless a later termination date is specified in the notice.

-----------------------
(6) This provision shall have no force or effect until the Effective Date.

         (c) For the purposes of this Agreement, "Cause" for termination shall exist if Executive is:

         (1) Convicted of, or pleads guilty or nolo contendere to, in a court of competent jurisdiction, a felony amounting to embezzlement, fraud, theft or other act of dishonesty harming the Company or any employee, supplier, customer or other person doing business with the Company;

         (2) Convicted of, or pleads guilty or nolo contendere to, in a court of competent jurisdiction, a felony resulting in death or substantial bodily or psychological harm to, or other act of moral turpitude harming, any person;

         (3) Barred or suspended for a period of more than 60 days by any court or regulatory agency of competent jurisdiction from performing employment duties for, engaging in any activities on behalf of, or otherwise being associated with, the Company;

         (4) Found liable by any court of competent jurisdiction for conduct undertaken with deliberate intent to cause harm or injury, or undertaken with reckless disregard to the harm or injury that would be caused, to the Company or any employee, supplier, customer or other person doing business with the Company other than conduct taken pursuant to advice of legal counsel to the Company; or

         (5) Found by the Company pursuant to Section 5.13 to have failed to exercise reasonable efforts to properly perform any of Executive's obligations under this Agreement or any direction of the Board consistent with this Agreement within 10 business days after receipt of written notice specifying each such obligation or direction to be so perform, provided, however, that the refusal to perform an obligation or direction should not constitute "Cause" if Executive in good faith reasonably believes that such obligation or direction is not legal, ethical or moral and Executive so notifies the Board of his belief.

         3.5      TERMINATION BY EXECUTIVE.

         (a) Executive may terminate his employment under this Agreement at any time without Good Reason (as defined in Section 3.5(c) below) upon thirty
(30) days prior written notice to the Company. The Company, in its sole discretion but without derogation to any rights of Executive under Section 2, may place Executive on administrative leave during the thirty (30) day notice period.

         (b) Executive may terminate his employment under this Agreement, upon fifteen (15) days prior written notice to the Company, if he resigns for Good Reason; provided that Executive shall not resign pursuant to this Section 3.5(b) if, prior to the expiration of the fifteen (15) day notice period, the Company causes the facts or events giving rise to the Good Reason for resignation to no longer exist and provides evidence of a form and nature satisfactory to Executive that such facts or events no longer and will not in the foreseeable future exist. The Company, in its sole discretion but without derogation to any rights of Executive under Section 2, may place Executive on administrative leave during the fifteen (15) day notice period. Notwithstanding anything to the contrary contained herein, Executive shall not be required to perform any act stated in his written notice of resignation as Good Reason for his resignation for the period beginning with the giving of such written notice and ending with the effective date of the termination of his employment.

         (c) Executive shall be considered to have resigned for Good Reason if:

         (1) Executive ceases to hold the positions and titles of Chief Executive Officer, President and Chairman of the Board as contemplated by Section 1.1 of this Agreement;

         (2) Executive is assigned, without his consent, authority or responsibility materially inconsistent with the authority and responsibility contemplated by Section 1.1 of this Agreement, including without limitation any material diminution of his authority and responsibility or change in reporting requirements;

         (3) Executive's Base Salary is reduced, or there is any material delay in the payment of Executive's Base Salary, or there is any material reduction in the nature and amount of benefits (including benefits under the Incentive Plan or the Stock Option Plan or any successor plans thereto) theretofore provided to Executive pursuant to Section 2;

         (4) Any requirement is imposed for Executive to reside or travel outside of the Columbus, Ohio area, other than on travel reasonably required to carry out Executive's obligations under this Agreement and consistent with past practice;

         (5) Executive becomes disabled to the extent that he cannot, with reasonable accommodation, effectively perform the requirements of his position for a period of three consecutive months (which determination shall be made by a physician of Executive's choice who is reasonably acceptable to the Company);

         (6) The Company commits a material breach of this Agreement (other than breaches which may be covered by some other subsection of this Section 3.5(c)), which breach is not cured within thirty
                  (30) days after written notice thereof is given by Executive;

         (7) For so long as Executive remains employed with the duties and position described in Section 2.1, Executive and Messrs. John Marazza, Charles Hamm, Jr., Christopher J. Timm, so long as each of them remains employed by the Company or its Affiliate, do not continue to constitute a majority of directors of, or otherwise control, the board of directors of each operating subsidiary that is an Affiliate controlled by the Company; or

         (8) For as long as he is Chief Executive Officer as contemplated by Section 1.1 of this Agreement, Executive fails, at the end of any term as director of the Board, to be nominated by the Board or any nominating committee of the Board for election as director of the Board for a succeeding term.

         (d) A Change in Control shall be deemed to have occurred if there is:(7)

         (1) A purchase or other acquisition in any one or more transactions by any person, entity or group of persons (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act or any comparable successor provisions), directly or indirectly, which results in the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of such person, entity or group of persons equaling fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Securities"); excluding, however, any acquisition (A) by the Company or any person controlled by the Company or the Board of Directors of the Company, (B) by any employee benefit plan or related trust sponsored or maintained by the Company, (C) by Executive; or
                  (D) by another group including Executive, but only if Executive and other executives of the Company control such group;

         (2) A change, within any rolling two-year period beginning with any date on or after the Effective Date, in the composition of the Board such that the individuals who constitute the Board (the "Incumbent Board") at the beginning of such rolling period cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board after the Effective Date, whose election, or nomination for election, by the Company's security-holders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; and provided, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall not be so considered as a member of the Incumbent Board;

         (3) A merger, reorganization or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (each, a "Corporate Transaction"); excluding however, any Corporate Transaction pursuant to which (A) persons who were security holders of the Company immediately prior to such Corporate Transaction own (solely because of their Voting Securities owned immediately prior to such Corporate Transaction) immediately thereafter more than 50 percent of the combined voting power entitled to vote in the election of directors of the then outstanding securities or the company surviving the Corporate Transaction and (B) individuals who constitute the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the company surviving such Corporate Transaction; or

-----------------------
(7) Notwithstanding anything to the contrary contained herein, a Change in Control shall not be deemed to have occurred as a result of the issuance of securities pursuant to the contemplated Initial Public Offering.

         (4) Approval by the security-holders of the Company of a plan of complete liquidation or dissolution of the Company.

         3.6 COMPENSATION UPON TERMINATION. In addition to any employee benefits to which Executive is entitled pursuant to Section 2.4 and any reimbursement of business expenses pursuant to Section 2.5 (with respect to which Executive and the Company shall reasonably cooperate), Executive shall be entitled to the following upon termination of Employment under this Agreement:

         (a)      In the event that the Company discharges Executive pursuant to
                  Section 3.4(b) for Cause, or Executive resigns (other than for Good Reason) pursuant to Section 3.5(a), Executive shall be entitled to receive and the Company shall cause to be paid (1) any earned but unpaid Base Salary through the effective date of termination and (2) any award for which a Bonus was earned under the Incentive Plan for any Performance Period which ended prior to the effective date of termination but was not theretofore paid to Executive.

         (b) In the event that Executive's employment is terminated by death, Executive's estate or personal representative shall be entitled to receive and the Company shall cause to be paid (1) any earned but unpaid Base Salary through the date of Executive's death; (2) any award for which a Bonus was earned under the Incentive Plan for any Performance Period which ended prior to the effective date of termination but was not theretofore paid to Executive; (3) continued payment of Executive's then current Base Salary for the ninety (90) day period following the date of his death; (4) an amount equal to the Target Incentive Award established for Executive under the Incentive Plan for the then current Performance Period had Executive's employment not been terminated and had Executive satisfied all Performance Goals established with respect to such Performance Period, multiplied by a fraction the numerator of which is the number of days in the then current Performance Period under the Incentive Plan occurring prior to and including the date of Executive's death, and the denominator of which is the number of days of the whole Performance Period; and (5) continued benefits (to the same extent and at the same level as were provided by the Company to Executive's family members immediately prior to Executive's death) under the health insurance plan(s) referenced in
                  Section 2.4(b), for the ninety (90) day period following the date of termination, and, to the extent permitted pursuant to such health insurance plan(s), for such longer period as to which Executive's beneficiaries pay the cost of coverage thereof. Except as otherwise agreed to between Executive's estate or personal representative and the Company, all such amounts (other than health benefits continued pursuant to Section 3.6(b)(5) above, which shall be payable in accordance with the terms of the applicable plan) shall be paid by the Company in a lump sum within thirty (30) days after the date of Executive's death.

         (c)      (1)      Except as provided in Section 3.6(c)(2) below, in the
                           event that the Company discharges Executive pursuant to Section 3.4(a) other than for Cause or Executive resigns pursuant to Section 3.5(b) for Good Reason,

                           Executive shall be entitled to receive and the Company shall cause to be paid (A) any earned but unpaid Base Salary through the date of termination;
                           (B) any award for which a bonus was earned under the Incentive Plan for any Performance Period which ended prior to the effective date of termination but was not theretofore paid to Executive; (C) continued payment of Executive's then current Base Salary for the twelve (12) month period following the date of termination or, if the date of termination is after the Effective Date, but before the first anniversary of the Effective Date, of the Initial Public Offering, for the number of months following the date of termination through the month including the second anniversary of the Effective Date;(8) (D) an amount equal to the product of (i) the Target Incentive Award established for Executive under the Incentive Plan for the then current Performance Period had Executive's employment not been terminated and had Executive satisfied all Performance Goals established with respect to such Performance Period, multiplied by (ii) a fraction, the denominator of which shall be twelve (12) and the numerator of which shall be twelve (12) unless the date of termination is after the Effective Date, but before the first anniversary of the Effective Date, of the Initial Public Offering, in which event the numerator shall be the number of months following the date of termination through the month including the second anniversary of the Effective Date;(9) and (E) continued benefits (to the same extent and at the same benefit level as were provided by the Company to Executive immediately prior to termination) under the retirement and welfare benefit plans referenced in Section 2.4(a), the health, disability and other insurance plans referenced in Section 2.4(b), and the Policy referenced in Section 2.4(c), for the twelve (12) month period following the date of termination, and, to the extent permitted pursuant to such health insurance plan(s), for such longer period as to which Executive's beneficiaries pay the cost of coverage thereof; provided, that if any such plans are terminated, or benefits thereunder reduced or eliminated, during such twelve (12) month period, or if, as a result of termination or otherwise, Executive ceases to be eligible to participate in any such plans during such twelve (12) month period, the Company shall provide to Executive substitute benefits which are no less favorable to Executive than those received by Executive under such plan(s)(10). Subject to Section 3.8, and except as otherwise agreed to between Executive and the Company, all such amounts (other than the amounts referenced in Section 3.6(c)(1)(C), which shall be paid in accordance with the then current payment policies of the Company for its employees, and the Continuation Benefits referenced in Section 3.6(c)(2), which shall be payable in accordance with the terms of the applicable benefit plan), shall be paid by the Company in a lump sum within thirty (30) days after the date of Executive's discharge or resignation.

-----------------------
(8) This clause shall have no force or effect until the Effective Date.

(9) This clause shall have no force or effect until the Effective Date.

(10) This clause shall have no force or effect until the Effective Date.

                  (2) Notwithstanding anything to the contrary in Section 3.6(C)(1) above, in the event that (A) a Change in Control occurs and (B) within the twelve (12) month period immediately following the date on which the Change in control occurs, (i) the Company discharges Executive pursuant to Section 3.4(a) other than for Cause or (ii) Executive resigns pursuant to Section 3.5(b) for Good Reason, Executive shall be entitled to receive and the Company shall cause to be paid in lump-sum and within thirty (30) days of Executive's termination of employment an amount equal to ((a)) any earned but unpaid Base Salary through the date of termination; ((b)) any award for which a bonus was earned under the Incentive Plan for any Performance Period which ended prior to the effective date of termination but was not theretofore paid to Executive; (C) the product of two (2) times Executive's then current Base Salary at the date of termination; (iv) the product of two (2) times the Target Incentive Award established for Executive under the Incentive Plan for the then current Performance Period had Executive's employment not been terminated and had Executive satisfied all Performance Goals established with respect to such Performance Period. In addition, Executive shall be entitled to continued benefits (to the same extent and at the same benefit level as were provided by the Company to Executive immediately prior to termination)(the "Continuation Benefits") under the retirement and welfare benefit plans referenced in
                           Section 2.4(a), the health, disability and other insurance plans referenced in Section 2.4(b), and the Policy referenced in Section 2.4(c), for the twenty four (24) month period following the date of termination, and, to the extent permitted pursuant to such health insurance plan(s), for such longer period as to which Executive's beneficiaries pay the cost of coverage thereof; provided, that if any such plans are terminated, or benefits thereunder reduced or eliminated, during such twenty four (24) month period, or if, as a result of termination or otherwise, Executive ceases to be eligible to participate in any such plans during such twenty four
                           (24) month period, the Company shall provide to Executive substitute benefits which are no less favorable to Executive than those received by Executive under such plan(s). Subject to Section 3.8, and except as otherwise agreed to between Executive and the Company, all such amounts (other than the amounts referenced in Section 3.6(c)(2)(C), which shall be paid in accordance with the then current payment policies of the Company for its employees, and the Continuation Benefits, shall be paid by the Company in a lump sum within thirty (30) days after the date of Executive's discharge or resignation. 11

         (d) Except as otherwise provided in Section 3.6(b) or 3.6(c), Executive's right, upon and after the termination of his employment under this Agreement pursuant to this Section 3 or otherwise, to receive any benefit under the plans, if any, in which Executive is entitled to participate pursuant to Section
                  2.4 shall be determined under the provisions of those plans.

-----------------------
(11) This provision shall have no force or effect until the Effective Date.

         3.7 NOTICES. Any termination of Executive's employment for which notice of termination is required to be given pursuant to this Section 3 shall be communicated in a writing which shall indicate the specific provision in this
Section 3 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.

         3.8 GENERAL RELEASE. Notwithstanding anything in this Section 3 or otherwise to the contrary, at the election of the Company no amount shall be payable under this Section 3 in excess of (a) any earned but unpaid Base Salary through the date of Executive's death; (b) any award under the Incentive Plan which was earned pursuant to the terms and conditions of such plan prior to the effective date of termination but was not theretofore paid to Executive, unless Executive (or his personal representative or trustee of his estate, in the case of his disability or death) executes a general release of known claims (in form and containing provisions reasonably required by the Company), provided, however, that any such general release shall be mutual with respect to known claims of the Company against Executive and known claims of Executive against the Company.

         3.9 NO MITIGATION. In the event of the termination of Executive's employment hereunder for any reason, Executive shall have no obligation to mitigate damages.

                                   SECTION 4
                       CONFIDENTIALITY AND NON-COMPETITION

         4.1      CONFIDENTIAL INFORMATION. Except as otherwise provided in
Section 4.2, the term "Confidential Information" shall mean all trade secrets and confidential and proprietary information of the Company, whether in written or oral, tangible or intangible form, including, without limitation, the following:

         (a) The whole or any portion or phase of any data or information relating to the Company's processes or techniques relating to its business, whether or not copyrighted, copyrightable, patented or patentable, (1) which is or has been disclosed to Executive or about which Executive became or shall become aware of as a consequence of, or through or during Executive's employment with the Company; (2) which has value to the Company; and (3) which is not generally known by others;

         (b) Any software, programs, calculations, instructions or other intellectual property and embodiments thereof of any media, including electro magnetic, and in any form, including source code and object code, whether or not copyrighted, copyrightable, patented or patentable;

         (c) Business plans, marketing concepts and marketing and sales information of the Company;

         (d) Financial, pricing and/or credit information regarding the Company or customers and/or suppliers of the Company;

         (e) The names, addresses, policy expiration dates and telephone numbers of customers, agents and/or suppliers of the Company;

         (f)      The internal corporate policies and procedures of the Company;

         (g) Any information of any nature whatsoever that gives the Company the opportunity to obtain any advantage over its competitors who do not have access to or use of such information; and

         (h) Any other information designated by the Company as confidential or proprietary at the time of its disclosure to Executive.

The term "Confidential Information" also shall include all trade secrets and confidential and proprietary information of any customer, agent, supplier, or prospective customer, agent or supplier of the Company, whether in written or oral, tangible or intangible form, which have been disclosed to the Company pursuant to the Company's agreement to maintain the confidentiality of such information.

         4.2 EXCLUDED INFORMATION. Notwithstanding anything in Section 4.1 to the contrary, the term "Confidential Information" shall not include any data or information that (a) is voluntarily disclosed by the Company or has otherwise become generally known to the insurance industry (except for such public disclosure that has been made by or through Executive or by a third person with the knowledge of Executive without authorization by the Company); (b) has been independently developed and disclosed by parties other than Executive or the Company to the public generally without a breach of any obligation of confidentiality by any such person running directly or indirectly to the Company; or (c) otherwise enters the public domain through lawful means.

         4.3 CONFIDENTIALITY AGREEMENT. Executive agrees and acknowledges that the Confidential Information is the property of the Company, and that such information is sensitive, confidential and important and is furnished by the Company to Executive under the terms and conditions of this Agreement. Executive shall keep the Confidential Information (whether obtained prior to or after the date of this Agreement) strictly confidential during the term of this Agreement and at all times thereafter provided, however, that Executive may disclose Confidential Information in the performance of his employment to the extent that he reasonably believes such disclosure is necessary or convenient, in his sole discretion, in order to perform his duties.

         4.4 RETURN OF COMPANY PROPERTY. Executive agrees that upon termination of this Agreement, Executive shall immediately surrender to the Company, without request, or, at the Company's request and in the Company's sole discretion, destroy or cause to be destroyed all memoranda, notes, reports, documents, software and disks and all copies and other reproductions and extracts thereof, including those prepared by Executive, which are in Executive's possession or under his control and which contain or are derived from Confidential Information.

         4.5 COVENANT NOT TO COMPETE OR SOLICIT. Executive shall not, directly or indirectly, do any of the following during the term of this Agreement and for a period of twelve (12) months or, if longer, the entire period for which Executive is entitled to (i) payments of Base Salary or Target or other Incentive Awards or (ii) other benefits pursuant to Section 3 other than payments and benefits pursuant to Section 3.6(c)(2) after a Change in
Control:

         (a) Be employed by, serve as consultant or independent contractor to, directly or indirectly beneficially own any equity or similar interest in (except as the holder of not more than one percent (1%) of the voting securities of any publicly traded entity or as a shareholder of the Company or any successor thereto), or otherwise engage in, any property and casualty insurance company business that directly competes with any insurance company subsidiary of the Company in the continental United States, Canada or the Bahamas;

         (b) Solicit or cause to be solicited, directly or indirectly, any property and casualty wholesale agents under contract with the Company for any purpose (other than, during the term of this Agreement, as an employee of the Company on behalf of the Company), without the prior written consent of the Company, which written consent specifically refers to this Agreement; or

         (c) Solicit or cause to be solicited, directly or indirectly, or in any way be responsible for, an offer of employment to any employee of the Company by any other person.

The restrictions contained in this Section 4.5 shall cease to apply to, and shall not bind, Executive in the event that the Company fails to timely and completely pay all amounts due and owing to Executive pursuant to Section 3.6 of this Agreement. For the purposes of the preceding sentence, the Company will be deemed to have failed to timely and completely pay all amounts due and owing to Executive pursuant to Section 3.6 if the Company fails (other than as the result of a prior breach of this Section 4.5 by Executive) to make any such payment to Executive within ten (10) days of its due date.

         4.6 ADDITIONAL COVENANTS. During the term of this Agreement, Executive shall not take advantage of any Company opportunity without first offering the opportunity with full disclosure of material facts to the Company and receiving notice that the Company has declined such opportunity. For this purpose, "Company opportunity" means any opportunity to engage in a business activity: (a) of which Executive becomes aware (1) by virtue of Executive's relationship with, or in connection with performing functions in the business of, or in using facilities or other resources of the Company; and (2) under circumstances that should reasonably lead Executive to believe that the person offering the opportunity expects it to be offered to the Company; or (b) which Executive knows is closely related to a business in which the Company is engaged or expected to engage.

         4.7 REMEDIES FOR BREACH. Executive agrees that, in the event of any breach or threatened breach of any provision of this Section 4 by Executive, the Company shall be entitled to a temporary restraining order and other temporary or permanent injunctive relief, provided that the Company has shown irreparable harm. No remedy conferred upon the Company by this

Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law, in equity or by statute.

         4.8 REASONABLENESS OF RESTRICTIONS. Executive agrees and understands that there are significant business reasons for the restrictions contained in this Agreement and that such restrictions are reasonable and necessary to protect legitimate business interests of the Company. Without limiting the generality of the foregoing, Executive agrees and understands that because the Company may sell its products, technology and services nationally and internationally, the geographic scope of Executive's agreement not to compete with the Company is both reasonable and necessary.

         4.9 SEVERABILITY. If any provision of this Section 4 is held invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect. If any provision of this Section 4 is for any reason held to be excessively broad as to time, duration, geographic scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted by applicable law.

         4.10 SCOPE OF SECTION 4. As used in this Section 4, the term the "Company" shall include all Affiliates of the Company.

                                   SECTION 5
                                  MISCELLANEOUS

         5.1 INDEMNIFICATION. The Company shall indemnify Executive if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, partner, joint venturer or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any derivative claim, issue or matter as to which Executive shall have been adjudged to be liable to the Company unless, and only to the extent that, the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Executive is fairly and reasonably entitled to indemnity for such expenses. Expenses (including reasonable attorneys' fees and expenses) incurred in defending any civil or criminal action, suit or proceeding referred to in this Section shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount, unless it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which Executive may be entitled under the common law, the Ohio corporate law or the charter documents of the Company or any agreement, vote of its shareholders or directors, or otherwise, both as to action in his official capacity or as to action in another capacity while holding such office.

         5.2 KEY MAN LIFE INSURANCE; COLI. Executive agrees to cooperate with the Company in connection with, and consent to the placement of, "key man" or other corporate owned insurance on Executive's life by the Company, provided that, except as provided in Section 2.4(c), nothing herein shall require the Company to obtain or maintain any such insurance on Executive's life.

         5.3 BREACH OF AGREEMENT BY COMPANY. The Company agrees that, in the event of any breach or threatened breach of this Agreement by the Company, Executive shall be entitled to any appropriate remedy in law or in equity. No remedy conferred upon Executive by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law, in equity or by statute. The Company shall pay all legal expenses (including reasonable attorney's fees and expenses) and other damages incurred by Executive as the result of or in connection with any breach of this Agreement by the Company. The Company is aware that, following a Change in Control, the Board or a shareholder of the Company may cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, (a) if following a Change in Control (1) Executive concludes that the Company has failed to comply with any of its obligations under this Agreement or (2) the Company or any other person on behalf of the Company or any shareholder or Affiliate of the Company takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish, or recover from Executive the benefits intended to be provided to Executive hereunder, and (b) if Executive has complied with all of his obligations under this Agreement, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of the Company as provided in this 5.3, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel, and in that connection, the Company and

Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices (provided that such statements need not contain descriptions of the services performed). The payment of such fees and expenses shall not be contingent upon the success of such counsel. Executive shall repay to the Company all such amounts paid by the Company under this Section, and the Company shall not be obligated to make further payments hereunder, in connection with a contest originated by Executive if the trier of fact in such contest determines that Executive's claim was patently frivolous.

         5.4 AFFILIATES. As used in this Agreement, an entity shall be deemed to be an Affiliate of another entity if it controls, is controlled by or is under common control with the other entity, where "control" means the power to vote not less than ten percent (10%) of the voting securities of an entity.

         5.5 NO CONFLICT. Executive represents that the performance by Executive of all the terms of this Agreement, as an Executive of the Company, has not, does not and will not breach any agreement as to which Executive is or was a party and which requires Executive to keep any information in confidence or in trust. Executive has not entered into, and will not enter into, any written or oral agreement in conflict herewith.

         5.6 NOTICES. Any and all notices required to be given under this Agreement shall be given, and be deemed given, as follows: (a) by personal delivery which shall be deemed given when delivered; (b) by U. S. first-class mail, postage prepaid, which shall be deemed given the third (3rd) day after deposit; or (c) by telecopy (if telecopy number is listed) with confirmation of receipt which shall be deemed given when sent. Any such notice shall be addressed, if to the Company at its principal place of business (attn: Chief Operating Officer) and, if to Executive at his most current home address on record with the Company for payroll and other corporate purposes, unless a different address for notice purposes is designated by Executive in a written notice complying with and referring to this Section 5.6.

         5.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to conflict of law principles.

         5.8 AMENDMENT AND WAIVER. This Agreement shall not be amended or modified, and none of the provisions hereof shall be waived, except in a writing signed on behalf of the Company and by Executive or, in the case of a waiver, on behalf of the party making a waiver. In the event that any obligation, agreement or covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

         5.9 SECTION HEADINGS. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.

         5.10 ASSIGNMENT. This Agreement is personal to Executive and Executive may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Executive and the Company and their respective heirs, administrators, executors, successors and assigns, including successive as well as immediate heirs, administrators, executors, successors and assigns.

         5.11 ENTIRE AGREEMENT. This Agreement terminates, cancels and supersedes all previous written and oral employment agreements or other agreements relating to the relationship of Executive with the Company entered into between the parties hereto. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter of this Agreement. Executive is represented by independent legal counsel or has had the opportunity to retain independent legal counsel to represent Executive's interests. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring any party by virtue of authorship of any of the specific provisions of the Agreement. EXECUTIVE ACKNOWLEDGES THAT, BEFORE PLACING HIS SIGNATURE HEREUNDER, HE HAS READ ALL OF THE PROVISIONS OF THIS AGREEMENT, AND HAS THIS DAY RECEIVED A COPY HEREOF.

         5.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without thereby rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         5.13     DISPUTE RESOLUTION.

         (a) Notwithstanding any provision herein to the contrary, any determination of (1) whether Cause for termination or Good Reason for resignation exists and (2) whether something "materially" affects anything, or is "substantially" or "reasonably" or "effectively" done, or is "material" or "reasonable," as such terms are used in this Agreement, shall be made in the first instance by the Board or one of its appropriate oversight committees.

         (b) Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement, including the determination of the scope or applicability of the agreement to arbitrate set forth in this Section 5.13(b) and any dispute of any determination by the Company pursuant to Section 5.13(a), shall be determined exclusively by binding arbitration in the City of Columbus, Ohio. The arbitration shall be governed by the rules and procedures of the American Arbitration Association (the "AAA") under its Commercial Arbitration Rules and its Supplementary Procedures for Large, Complex Disputes; provided that persons eligible to be selected as arbitrators shall be limited to attorneys-at-law each of whom (i) is on the AAA's Large, Complex Case Panel or a Center for Public Resources ("CPR") Panel of Distinguished Neutrals, or has professional credentials comparable to those of the attorneys listed on such AAA and CPR Panels and (ii) has actively practiced law (in private or corporate practice or as a member of the judiciary) for at least 15 years in the State of Ohio concentrating in either general commercial litigation or general corporate and commercial matters. Any arbitration proceeding shall be before one arbitrator mutually agreed to by the parties to such proceeding (who shall have the credentials set forth above) unless the amount in question exceeds $100,000, in which event, the mediation shall be by a panel of three mediators or, if the parties are unable to agree to the arbitrator(s) within 15 business days of the initiation of the arbitration proceedings, then by the AAA. No provision of, nor the exercise of any rights under, this
                  Section 5.13(b) shall limit the right of any party to request and obtain from a court of competent jurisdiction in the State of Ohio, County of Franklin (which shall have exclusive jurisdiction for purposes of this Section 5.13) before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies shall not constitute a waiver of the right of any party, even if it is the plaintiff, to submit the dispute to arbitration if such party would otherwise have such right. Each of the parties hereby submits unconditionally to the exclusive jurisdiction of the state and federal courts located in the County of Franklin, State of Ohio for purposes of this provision, waives objection to the venue of any proceeding in any such court or that any such court provides an inconvenient forum and consents to the service of process upon it in connection with any proceeding instituted under this Section
                  5.13 in the same manner as provided for the giving of notice under this Agreement. Judgment upon the award rendered may be entered in any court having jurisdiction. The parties hereby expressly consent to the nonexclusive jurisdiction of the state and federal courts situated in the County of Franklin, State of Ohio for this purpose and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum. The arbitrator(s) shall award recovery of all costs (including attorneys' fees, administrative fees, arbitrators' fees and court costs) to the prevailing party. No arbitrator shall have power, by award or otherwise, to vary any of the provisions of this Agreement.

                                   SIGNATURES

         In Witness Whereof, the parties have executed this Agreement as of the date set forth above.

THE COMPANY:                                   EXECUTIVE:
PROCENTURY CORPORATION

  /s/ Charles D. Hamm                           /s/ Edward F. Feighan
--------------------------------               ---------------------------------
Charles D. Hamm, Chief Financial               Edward F. Feighan
Officer and Treasurer

                                    EXHIBIT A
                     EXECUTIVE'S POSITIONS FOR SUBSIDIARIES

Member of the Board of Directors, Chairman of the Board, and Chief Executive Officer of each subsidiary

EXHIBIT B

                           PERFORMANCE GOALS FOR 2004

                                 R.O.E (*)           BONUS AS A % OF TARGET            NET INCOME
                                 ---------           ----------------------            ----------
                                  Under
BONUS THRESHOLD                   14.50%                      0%                  Less than 11,527,500
------------------------------------------------------------------------------------------------------
                                  14.50%                      15%                      11,527,500

                                  15.75%                      30%                      12,521,250

GOOD PERFORMANCE                  17.00%                      45%                      13,515,000

                                  18.25%                      60%                      14,508,750

                                  19.50%                      75%                      15,502,500
------------------------------------------------------------------------------------------------------
                                  20.75%                      90%                      16,496,250

EXCELLENT PERFORMANCE             22.00%                      100%                     17,490,000

                                  23.25%                      110%                     18,483,750
------------------------------------------------------------------------------------------------------
                                  24.50%                      120%                     19,477,500

                                  25.75%                      130%                     20,471,250

OUTSTANDING PERFORMANCE           27.00%                      140%                     21,465,000

                                  28.25%                      150%                     22,458,750

                                   Over                                               Greater than
                                  28.25%                  Discretionary                22,458,750
------------------------------------------------------------------------------------------------------


* Return on Equity (R.O.E) based on average equity in 2004 ($79.5MM)